S&P Dow Jones Indices 2022 LONG-TERM CASH
INCENTIVE COMPENSATION PLAN

PURPOSE

The purpose of the S&P Dow Jones Indices 2022 Long-Term Cash Incentive Compensation Plan (the “Plan”) is to provide Participants (as defined below) with the opportunity to earn long-term cash incentives based on the financial performance of S&P Dow Jones Indices LLC (“S&P Dow Jones Indices” or the “Company”).

For 2022, Participants may also have the opportunity to receive equity grants in the form of Performance Share Units (“PSUs”) and Restricted Stock Units (“RSUs,” and together with the PSUs, the “Units”) that are administered under the S&P Global Inc. 2019 Stock Incentive Plan (the “Equity Plan”). The purpose of equity based awards is to strengthen the link between S&P Dow Jones Indices’ long-term success with SPGI (as defined below) shareholder interests.

The Plan is constructed to grant Participants cash awards that vest and are payable over time, conditional on continued service and the attainment of the 2022-2024 performance targets set forth in Article VII.

DEFINITIONS

For purposes of the Plan, the following terms shall have meanings set forth in this Article II or otherwise defined in the Plan:

AWARD. Any cash-based award granted pursuant to the Plan.

AWARD MATURITY DATE. December 31, 2024.

AWARD PAYMENT DATE. The date on which Payout of the Award is made.

CAGR. Compound Annual Growth Rate.

CLDC. The Compensation and Leadership Development Committee of the SPGI Board, or any successor committee thereto of the SPGI Board.
COMPANY BOARD. The Board of Directors of the Company.
COMPANY COMMITTEE. The Chief Executive Officer of S&P Dow Jones Indices; the Chief Financial Officer of S&P Dow Jones Indices; and the Senior Director of Human Resources of S&P Dow Jones Indices.

EBITA. Earnings Before Interest, Taxes and deal-related Amortization of S&P Dow Jones Indices.
SPGI. S&P Global Inc.

SPGI BOARD. The Board of Directors of SPGI.

PARTICIPANT. An executive or other key employee of the Company or one or more of its subsidiaries, or a person who has agreed to commence serving in any of such capacities through secondment, leasing, or otherwise by SPGI or any of its affiliates, in each case who is designated in accordance with Article III to participate in the Plan.

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PAYOUT. The final value of the Award to be paid to the Participant, calculated as set forth in Article VII based on performance over the Performance Period.

PERFORMANCE PERIOD. The period from January 1, 2022 through December 31, 2024.
RETIREMENT. An employee who ceases employment with the Company by means of Normal Retirement or Early Retirement (in each case, as such terms are defined under the retirement plans applicable to the Participant).

ELIGIBILITY

Participants will be selected in the sole discretion of the Company Board and may include the following:

Those individuals who have been assigned to grades 14 and above within the job leveling structure of SPGI
Those executives who are expected to have significant impact on results of S&P Dow Jones Indices
Those who are expected to impact the long term strategy of S&P Dow Jones Indices

Notwithstanding the above, if an individual selected by the Company Board to be a Participant is an employee of the Company and an executive officer of SPGI (an “SPGI EO”), such individual’s participation in the Plan shall be subject to the approval of the CLDC.

AWARDS

The size of individual Awards will vary by Participant, including as a result of grade level, performance and assessed potential of the individual and business performance.

All Awards will be subject to the Participant’s acceptance of the Award, and thereby the terms and conditions of the Plan, including any applicable addenda, as set forth in Articles V and VI; satisfaction of the performance measures set forth in Article VII; and, except as otherwise provided in Article X, a Participant’s continued employment through the Award Maturity Date.

AWARD ACCEPTANCE

To be entitled to an Award and any Payout pursuant to the Award, Participants must electronically accept the Award on a website maintained by SPGI’s or the Company’s equity administrator or another third-party designated by SPGI or the Company (the “Website”).

Participants have up to ninety (90) days to accept an Award from the date the Award grant information and the Plan is first made available on the Website. A Participant’s failure to timely accept the Award during the 90-day acceptance period will result in forfeiture of the Award in its entirety and without exception effective immediately.

By electronically accepting an Award, a Participant consents to receive any documents related to the Award and his or her participation in the Plan by electronic delivery and to participate in the Plan through an online or electronic system, including the Website, established and maintained by SPGI or the Company or another third party designated by SPGI or the Company.

NON-U.S. COUNTRY ADDENDUM

By accepting an Award, Participants agree to comply with and be bound by the terms and conditions of the Plan, including any special terms and conditions of the “Non-U.S. Country Addendum” set forth in Attachment A that are applicable to the Participant’s country of residence (and country of employment, if different), which are hereby incorporated into, and are part of, the Plan with respect to any Participant who resides and/or works in a country located outside the United States (a “Non-U.S. Participant”).

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Moreover, if the Participant transfers his or her residence and/or work location to another country reflected in Attachment A after the Award Date, the terms and conditions for such country will apply to the Participant to the extent the Company Board or its delegate determines that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Award or the Plan (or the Company Board or its delegate may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

The Participant acknowledges that the Participant has reviewed and understands the terms of the applicable section of Attachment A, and that, by accepting the Award, the Participant accepts and agrees to the terms in the applicable section of Attachment A.

PERFORMANCE PERIOD & PERFORMANCE MEASURES

Cash Payouts to Participants can range from 0% to 200% of the original Award value based on the achievement of the S&P Dow Jones Indices performance measures during the Performance Period. The final Payout will be determined 100% on S&P Dow Jones Indices’ overall performance against its 3 year EBITA growth target for the Performance Period as stated below.

As it pertains to the EBITA performance measure, the final Payout is determined in accordance with the table set forth below, with a straight line interpolation of performance between the points in the table.

3-Year EBITA Performance Goal
EBITA Growth (3-Yr CAGR)	EBITA	Payment
3.0%	Below $922.50M	0%
6.4%	$1,017.38M	50%
9.6%	$1,112.27M	100% Target
12.6%	$1,207.15M	150%
15.5% or Above	$1,302.04M or Above	Up to 200%

The Company Board may amend or modify the EBITA performance goal (A) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company or any of its subsidiaries, divisions or operating units (to the extent applicable to such performance measure and corresponding performance goal) or (B) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its subsidiaries, divisions or operating units (to the extent applicable to such performance measure and corresponding performance goal), or the financial statements of the Company or any of its subsidiaries, divisions or operating units (to the extent applicable to such performance measure and corresponding performance goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions; provided, however, that any action by the Company Board under this sentence shall apply to a

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Participant who is an SPGI EO only with the approval of the CLDC. In addition, the Company Board, with the approval of the CLDC, may in connection with the selection of a Participant who is an SPGI EO modify the targets of payment percentages applicable to the SPGI EO.

Cash Payouts will be calculated after final financial results for the Performance Period are determined and will be paid in accordance with Article VIII after the Company Board has certified in writing that the performance measures for the Performance Period have been achieved.

The Company Committee will approve all results and Payout calculations, subject to formal approval by the Company Board, which may, in its discretion, exercise negative discretion to reduce the amount of, or eliminate, a payment that would otherwise be payable. Awards and payments for Awards made to a Participant who is an SPGI EO will be made only after the CLDC (i) has certified that the performance measures for the Performance Period have been achieved and (ii) has approved the Payout (including, without limitation, any reduction or elimination of the Payout through the exercise of negative discretion).

If the performance goals are not achieved, then no Payouts will be paid in respect of Awards pursuant to the Plan.

PAYMENT OF CASH AWARDS

Except as provided in Article X, in order to receive a Payout, a Participant must be an active employee of S&P Dow Jones Indices or its subsidiaries or SPGI or one of its affiliates through the Award Maturity Date. Participants will receive calculated Payouts between January 1, 2025 and March 15, 2025. Participants shall not have the right to interest on Awards during the Performance Period. Payouts with respect to Awards shall be made in cash and are subject to all applicable tax withholding.

CHANGE IN CONTROL

In connection with any actual or potential change in control of the Company, as determined by the SPGI Board (a “Change in Control”), the SPGI Board will take all actions hereunder as it may determine necessary or appropriate to treat Participants equitably hereunder, including, without limitation, the modification or waiver of applicable performance measures, the Performance Period, or cash awards, notwithstanding the terms of any Award, and may create a fund, a trust or other arrangement intended to secure the payment of such Award; provided, however, that no such action shall accelerate the timing of the Award Payment Date.

TERMINATION OF SERVICE

If Participant’s employment with the Company and its subsidiaries and SPGI and its affiliates is terminated before the Award Maturity Date for reasons of death, Retirement or job elimination/redundancy, the Participant’s Payout will be calculated as a result of performance over the Performance Period and prorated to reflect the number of full calendar days of employment, together with any Separation Pay Period (as defined in the applicable separation plan or agreement) in the case of job elimination/redundancy, during the Performance Period; provided, however, in the case of job elimination/redundancy, the Participant’s Payout shall be subject to the Participant’s execution and non-revocation of a release in a form to be provided by the Company (the “Release”), releasing the Company, SPGI and their respective affiliates or subsidiaries and certain other persons and entities from certain claims and other liabilities, which Release must be effective and irrevocable within the time specified in the Release. Such prorated Payouts will be paid on the Award Payment Date in accordance with Article VIII. In the event of the Participant’s termination prior to the Award Maturity Date due to death, the prorated Payout will be calculated by measuring the compound annual growth from the start of the Performance Period through the end of the year in which the termination occurs. Such prorated Payout will be paid to the beneficiary designated by the Participant (or if the Participant has not designated a

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beneficiary, to the representative of the Participant’s estate), not later than March 15, in the year immediately following the year in which death occurred.

In the event the Participant’s employment with the Company and its subsidiaries and SPGI and its affiliates is terminated for Cause, or if the Participant voluntarily terminates his or her employment (other than due to Retirement) before the Award Maturity Date, the Participant will not be entitled to any Payout in respect of such Award, unless otherwise determined by the Company Board.

For purposes of the Plan, “Cause” shall mean, (i) for any Participant with an employment agreement that is in effect at the time of such termination or resignation of employment and that defines “Cause,” the meaning set forth in such employment agreement, (ii) for any Participant with Award documentation that defines “Cause” with respect to such Award, the meaning such forth in such Award documentation, and (iii) in all other cases, the Participant’s misconduct in respect of the Participant’s obligations to the Company, SPGI or their respective affiliates or other acts of misconduct by the Participant occurring during the course of the Participant’s employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company, SPGI or their respective affiliates; provided, however, that in no event shall unsatisfactory job performance alone be deemed to be “Cause”; and provided further that no termination of employment that is carried out at the request of a person seeking to accomplish a Change in Control (as determined by the SPGI Board) or otherwise in anticipation of a Change in Control (as determined by the SPGI Board) shall be deemed to be for “Cause”.

POST-EMPLOYMENT OBLIGATIONS

By accepting an Award, a Participant acknowledges and agrees that, in connection with the Participant’s responsibilities with the “Company Group” (which for purposes of this Article XI shall include the Company and SPGI, together with any of their divisions, subsidiaries and affiliates), the Participant has, among other things, had access to confidential information and/or developed relationships and connections at the Company Group’s expense that would provide the Participant and/or a competitor of the Company Group with an unfair competitive advantage if the Participant left the Company Group and thereafter misused or divulged confidential information belonging to the Company Group and/or solicited or poached the Company Group’s employees on behalf of a competitor. The Participant therefore agrees that the following post-employment restrictions: (i) are reasonably tailored to protect the Company Group’s legitimate business interests in light of the Participant’s position and duties within the Company Group, the unique and valuable resources that the Company Group invested in the Participant’s training, and the fact that value of the Award has been calculated to include special consideration for the undertakings in this Article XI; (ii) do not unfairly or unreasonably prohibit the Participant from seeking and obtaining employment opportunities following employment with the Company Group; and (iii) are a material condition of the Award and the Company Group’s initial willingness to grant the Award:

(i)Non-Solicitation of Employees. During the Restricted Period, as defined below, the Participant agrees not to, either on the Participant’s own account or on behalf of any other person, firm, company, organization or entity, directly or indirectly participate in poaching, recruiting or soliciting any S&P Global employee to leave S&P Global, provided that, in the year preceding the Termination Date, the Participant had substantial contact or business dealings with such employee, and/or that, as of the Termination Date, the Participant had access to confidential information about such employee. “Restricted Period” shall mean 12 months following the effective date of the termination of the Participant’s employment with the Company Group for any reason (the “Termination Date”), except that “Restricted Period” shall mean the following for any Non-U.S. Employees based in the following countries: (i) Australia: 12 months following the Termination Date, or if that period is deemed to be unreasonable by a court, 6 months; or if that period is deemed to be unreasonable by a court, 3 months; (ii) Hong Kong: 9 months following the Termination Date; and (iii) Sweden: 6 months following the Termination Date.

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(ii)Confidentiality. The Participant agrees to abide by the Participant’s confidentiality obligations, both during and after employment, which the Participant acknowledges having agreed to in SPGI’s Code of Business Ethics and in any other applicable policy or employment agreement that the Participant accepted or acknowledged, and which may apply by operation of applicable law. Nothing in any of the Company Group’s policies or in any applicable employment agreement limits the Participant’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to any federal, provincial, state, local or other applicable governmental agency or commission, including, without limitation, the U.S. Securities and Exchange Commission (the “SEC”) (all such agencies or commissions, a “Government Agency”) regarding possible legal violations, without disclosure to the Company Group. The Company Group may not retaliate against the Participant for such communications, and nothing herein or otherwise requires the Participant to waive any monetary award or other payment that the Participant might become entitled to from the SEC or any other Government Agency in connection with such communications.

(iii)Intellectual Property. The Participant agrees to assign, and hereby assigns, to the Company Group all intellectual property rights all ideas, inventions and designs conceived or reduced to practice by the Participant while employed by the Company Group and which: (i) result from any work performed by the Participant for the Company Group, (ii) relate to the Company Group’s then-existing business or demonstrably anticipated research or development, or (iii) were made with the Company Group’s equipment, supplies, facilities or trade secret information. All such ideas, inventions and designs shall be disclosed on a timely basis to the Company Group and title to such inventions, ideas and designs, including all intellectual property rights, shall be owned by S&P Global. The Participant agrees to do what is necessary at the Company Group’s expense to effect such assignment of rights to the Company Group.

(iv)Survival of Other Obligations. The Participant’s obligations under this Article XI are in addition to, and do not derogate from, any obligation to which the Participant may be subject under applicable law or any Company policy or agreement (including, without limitation, any prior covenants relating to non-competition, non-solicitation of clients, non-solicitation of employees, and confidentiality).

(v)Enforcement and Remedies. The Participant acknowledges and agrees that any breach or threatened breach of this Article XI is likely to cause S&P Global substantial and irreparable damage which is difficult to measure and would not be adequately compensable in damages. Therefore, in the event of any such breach or threatened breach, the Participant agrees: (i) that the Company Group, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond (except as otherwise expressly required by law) and the right to specific performance of the provisions of this Agreement, and the Participant hereby waives the adequacy of a remedy at law as a defense to such relief; (ii) that the Participant will forfeit all rights to any Payout in respect of an Award issued pursuant to this Plan; and (iii) that the Participant will repay to the Company Group, within 21 days of written demand by the Company Group, the value of any Payout in respect of an Award issued pursuant to the Plan which was previously paid to the Participant during the 12-month period prior to the date of the violation.

(vi)Materiality. The Participant agrees that the enforceability of the covenants in this Article XI and the Company Group’s agreement to provide the Participant with the Award are mutually dependent obligations without which this Award would not be

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made by the parties. Accordingly, the Participant agrees not to pursue a legal challenge to the enforceability of any material provision of the restrictions in this Article, and in the event that a material provision of the restrictions in this Article is found unenforceable by a court of law or other legally binding authority such that the Participant is no longer bound by a material provision of this Article, then (i) the Participant will forfeit all rights to any Payout in respect of an Award issued pursuant to this Plan, and (ii) the Participant hereby agrees that (except to the extent prohibited by applicable law) the Participant will repay to the Company Group the value of any Payout that was previously paid to the Participant in connection with an Award pursuant to the Plan. The foregoing is not intended as a liquidated damage remedy, but is instead a return of incentives or gains (which have been granted or provided conditional upon the Participant’s compliance with this Article XI) and a contractual rescission remedy due to the mutually dependent nature of the subject provisions in this Award.

SPECIAL AWARDS AND OTHER PLANS

Nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from granting special performance or recognition awards, under such conditions and in such form and manner as it sees fit, to employees (including Participants) for meritorious service of any nature; provided, however, that any such grant of an special performance or recognition award to an individual who is an SPGI EO shall require the approval of the CLDC.

In addition, nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from establishing other incentive compensation plans providing for the payment of incentive compensation to employees (including Participants).

ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN

The Company Board shall have the right to amend the Plan from time to time or to repeal it entirely, or to direct the discontinuance of cash Awards either temporarily or permanently; provided, however, that:

(i)No amendment of the Plan shall operate to annul, without the consent of the Participant, an Award already made hereunder; and

(ii)In the event the Plan is terminated before the last day of the Performance Period, Awards will be prorated on the basis of the ratio of the number of full calendar days in such Performance Period prior to such termination to the number of full calendar days in the Performance Period and will be paid in accordance with Article VIII.

The Plan will be administered by the Company Board; provided, however, that (i) the Company Committee and the SPGI Board shall be permitted to make certain determinations under the Plan as set forth herein and (ii) actions related to the grant or Payout of an Award to a Participant who is an SPGI EO shall require the approval of the CLDC. The decisions of the Company Board, the Company Committee, the SPGI Board or CLDC, as applicable, with respect to any questions arising in connection with the administration or interpretation of the Plan shall be final, conclusive and binding. In the event of any conflict between a determination of the Company Board or the Company Committee, on the one hand, and the SPGI Board or CLDC, on the other, the determination of the SPGI Board or CLDC, as applicable, shall be final, conclusive and binding. Neither the Company nor SPGI (or any subsidiary, affiliate, director, employee or other service provider thereof) makes any representation to any Participant with respect to the application of Section 409A of the Internal Revenue Code of 1986, as amended to such Participant’s Awards.

XIV.    RESPONSIBILITY FOR TAXES
The Participant acknowledges that, regardless of any action taken by SPGI or, if different, any subsidiary or affiliate that legally employs the employee (the “Employer”), the ultimate liability

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for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by SPGI or the Employer. The Participant further acknowledges that SPGI and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant or payment of the Award; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that SPGI and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to SPGI and/or the Employer to satisfy all Tax-Related Items and payment on account obligations of SPGI and/or the Employer. In this regard, the Participant authorizes SPGI and/or the Employer, or their respective agents, at their discretion, to withhold all applicable taxes legally payable by the Participant from the Participant’s wages or other cash compensation paid to the Participant by SPGI and/or the Employer, including cash paid in settlement of the Award. Further, if the Participant has become subject to tax (including, without limitation, social security contributions or the like) in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Participant acknowledges that SPGI and/or the Employer (or former employer, as applicable) may be required to withhold or account for (including report) Tax-Related Items in more than one jurisdiction. The Participant agrees to hold SPGI and/or the Employer (or former employer, as applicable) harmless in this respect.
SPGI may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash from SPGI or the Employer; otherwise, the Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to SPGI and/or the Employer.
XV.    GOVERNING LAW AND VENUE

The grant of the Awards and this Award Agreement shall be governed by the laws of the State of New York (U.S.A.), without giving effect to the conflict of law principles thereof. For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the State of New York, County of New York, or the federal courts for the United States District Court for the Southern District of New York, and no other courts, where this Award is made and/or to be performed.

XVI.    TRANSFER RESTRICTIONS

This Award is nontransferable (other than by will or by the laws of descent and distribution), and may not be transferred, sold, assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Any attempt to effect any of the foregoing shall be null and void.

XVII.    MISCELLANEOUS

All expenses and costs in connection with the operation of the Plan shall be borne by the Company.

Unless otherwise determined by the Company Board, all Awards will be paid from the Company’s general assets, and nothing contained in the Plan will require the Company to set

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aside or hold in trust any funds for the benefit of any Participant, who will have the status of a general unsecured creditor of the Company.

Awards issued under the Plan shall be subject to the requirements of the S&P Global Inc. Pay Recovery Policy (the “Policy”) (or any successor policy or requirement), as in effect from time to time, and amounts paid or payable to the Participant under or in respect of the Award shall, if applicable, be subject to recovery or other action pursuant to and as, and to the extent, provided by the applicable Policy (or any successor policy or requirement), as in effect from time to time.

Awards issued under the Plan are intended to provide for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and to meet the requirements of Section 409(a)(2), (3) and (4) of the Code, and the Plan shall be interpreted and construed in accordance with this intent.

The Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any subsidiary, nor will it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

If any provision in the Plan is held to be invalid or unenforceable, no other provision of the Plan will be affected thereby.

Notwithstanding the foregoing, for any Non-U.S. Participant, this Award shall be subject to all applicable laws, rules and regulations, and any special terms and conditions, of such Participant’s country of residence (and country of employment, if different), but limited to the extent required by local law. By accepting an Award, the Participant agrees to take any and all actions, and consent to any and all actions taken by the Company or SPGI, as may be required to allow the Company or SPGI to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).

The Company Board hereby adopts the Plan as of March 1, 2022.

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